Exhibit 99.1
AMERICAN RARE EARTHS AND MATERIALS, CORP.

2011 EQUITY COMPENSATION PLAN

Exhibit 99.1
The purpose of the American Rare Earths and Materials, Corp. 2011 Equity Compensation Plan (the “Plan”) is to provide a flexible framework that will permit the Board of Directors (the “Board”) of American Rare Earths and Materials, Corp. (the “Company”) to develop and implement a variety of stock-based compensation programs based on the need to engage and retain officers, employees, directors and consultants, the changing needs of the Company, its competitive market, and regulatory climate.

The Board and senior management of the Company believe it is in the best interest of its shareholders for officers, employees, directors and consultants of the Company to own stock in the Company, to vest in them a proprietary interest in the success of the Company and its subsidiaries and that such ownership will enhance the Company’s ability to attract and retain highly qualified personnel and enhance the long-term performance of the Company and its subsidiaries.

ARTICLE I.

DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.  The singular pronoun shall include the plural where the context so indicates.

1.1.           “Administrator” shall mean the Board of Directors unless the Board has delegated the authority for administration of the Plan generally as provided in Section 7.1 hereof.

1.2.           “Annual Aggregate Award Limit” shall mean, in the aggregate, for any calendar year, for all Holders receiving Awards in such calendar year, 9 million shares of the Common Stock of the Company.

1.3.           “Award” shall mean a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award, an Option award or Warrant award, which may be awarded or granted under the Plan (collectively, “Awards”).

1.4.           “Award Agreement” shall mean a written agreement executed by an authorized officer of the Company and the Holder which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

1.5.           “Board” shall mean the Board of Directors of the Company.

1.6.            “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7.           “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board.

1.8.           “Common Stock” shall mean the common stock of the Company, par value $.001 per share.

1.9.           “Company” shall mean American Rare Earths and Materials, Corp., a Nevada corporation.

1.10          “Consultant” shall mean any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services, or (ii) who is a member of the board of directors of a Subsidiary.

1.11          “Deferred Stock” shall mean Common Stock awarded under Article V of the Plan.

1.12          “Director” shall mean a member of the Board.

1.13          “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article V of the Plan.

1.14          “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

1.15          “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

1.16          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.17          “Fair Market Value” of a share of Common Stock as of a given date shall be (a) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (b) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by Nasdaq or such successor quotation system, or (c) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Administrator acting in good faith.

1.18          “Holder” shall mean a person who has been granted or awarded an Award.

1.19          “Independent Director” shall mean a member of the Board who is not an Employee of the Company.

1.20          “Option” means a common stock purchase option granted pursuant to the Plan.

1.21           “Option Agreement” means a written agreement between the Company and an Option holder evidencing the terms and conditions of an individual Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

1.22           “Option holder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

1.23           “Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article V of the Plan.

1.24           “Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary or any division or operating unit thereof:  (a) net income; (b) pre-tax income; (c) operating income; (d) cash flow; (e) earnings per share; (f) return on equity; (g) return on invested capital or assets; (h) sales or revenue enhancements; (i) cost reductions or savings; (j) funds from operations; (k) appreciation in the Fair Market Value of a share of Common Stock; (l) operating profit; (m) working capital; and (n) earnings before any one or more of the following items:  interest, taxes, depreciation or amortization; provided, that each of the business criteria described in subsections (a) through (n) shall be determined in accordance with generally accepted accounting principles (“GAAP”), except as reasonably determined otherwise by the Administrator.  For each fiscal year of the Company, the Administrator may provide for objectively determinable adjustments, as determined in accordance with GAAP or as otherwise reasonably determined by the Administrator, to any of the business criteria described in subsections (a) through (n) for one or more of the items of gain, loss, profit or expense:  (i) determined to be extraordinary or unusual in nature or infrequent in occurrence; (ii) related to the disposal of a segment of a business; (iii) related to a change in accounting principles under GAAP; (iv) related to discontinued operations that do not qualify as a segment of a business under GAAP; (v) attributable to the business operations of any entity acquired by the Company during the fiscal year or (vi) such other items as the Administrator reasonably determines are necessary to effectuate the intent of the Performance Criteria determination.

1.25           “Plan” shall mean the American Rare Earths and Materials, Corp. 2011 Equity Compensation Plan.

1.26           “Restricted Stock” shall mean Common Stock awarded under Article IV of the Plan.

1.27           “Restricted Stock Unit” shall mean the award of the rights with respect to a share of Common Stock, described in Article VI of the Plan.

1.28           “Retirement” shall mean Termination of Employment by a Holder upon attaining the age of at least 65 years old and “Early Retirement” shall mean Termination of Employment by a Holder upon attaining the age of at least 55 years old (and provided that the Holder has not less than 6 years of service with the Company.

1.29           “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.

1.30           “Section 162(m) Participant” shall mean, during such period(s) as the Company is a “publicly held corporation” as defined in Section 162(m)(2) of the Code, any valued Employee designated by the Administrator as a valued Employee whose compensation for the fiscal year in which the valued Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

1.31           “Securities Act” shall mean the Securities Act of 1933, as amended.

1.32           “Stock Payment” shall mean a payment in the form of shares of Common Stock awarded under Article V of the Plan.

1.33           “Subsidiary” shall mean any corporation, limited partnership or limited liability company in an unbroken chain of such entities beginning with the Company if each of the entities other than the last entity in the unbroken chain then owns equity interests possessing 50% or more of the total combined voting power of all classes of equity interest in one of the other entities in such chain.

1.34           “Termination of Directorship” shall mean the time when a Holder who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death Retirement or Early Retirement.  The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

1.35           “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability Retirement or Early Retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary, (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee.  The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment.

1.36           “Warrant” means the agreement of the Company, for a stated period of time, to issue shares of its Common Stock in consideration for the payment of a stated price per share or may allow consideration on a “cashless” basis allowing as consideration the difference between the then current market price per share and the stated exercise price per share.

1.37           “Warrant holder” means a person to whom a Warrant is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Warrant.

ARTICLE II.

SHARES SUBJECT TO PLAN

2.1.           Shares Subject to Plan.

(a)      The shares of stock subject to Awards shall be Common Stock.  Subject to adjustment as provided in Section 8.3, the aggregate number of such shares which may be issued with respect to Awards granted under the Plan shall not exceed 9 million shares.  The shares of Common Stock issuable with respect to such Awards shall be previously authorized but unissued shares.

(b)      The maximum number of shares which may be subject to Awards granted under the Plan, in any calendar year, for all Holders receiving Awards for such calendar year, shall not exceed the Annual Aggregate Award Limit.

2.2.           Add-back of Rights.   If any right to acquire shares of Common Stock under any Award under the Plan, expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by the Plan, the number of shares subject to such Award or other right but as to which such Award or other right was not exercised prior to its expiration, cancellation or exercise may again be granted or awarded hereunder, subject to the limitations of Section 2.1.  Furthermore, any shares subject to Awards which are adjusted pursuant to Section 8.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be granted or awarded hereunder, subject to the limitations of Section 2.1.

ARTICLE III.

GRANTING OF AWARDS

3.1.           Award Agreement.  Each Award shall be evidenced by an Award Agreement.  Award Agreements evidencing Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

3.2.           Provisions Applicable to Section 162(m) Participants.

(a)      The Administrator, in its discretion, may determine whether an Award is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

(b)      Notwithstanding anything in the Plan to the contrary, the Administrator may grant any Award to a Section 162(m) Participant, including (i) Restricted Stock or Restricted Stock Units, the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the Performance Criteria and (ii) any performance or incentive award described in Article IV, Article V or Article VI that vests or becomes exercisable or payable upon the attainment of performance goals which are related to one or more of the Performance Criteria.

(c)      To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles IV, V and VI which may be granted to one or more Section 162(m) Participants, no later than ninety days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period or period of service.  Following the completion of each fiscal year or other designated fiscal period or period of service, the Administrator shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service.  In determining the amount earned by a Section 162(m) Participant, the Administrator shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.

(d)      Furthermore, notwithstanding any other provision of the Plan, any Award which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

3.3.           Limitations Applicable to Section 16 Reporting Persons.    Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4.           At-Will Employment.   Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of the Company or any Subsidiary, or as a Director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Holder and the Company or any Subsidiary.

ARTICLE IV.

AWARD OF RESTRICTED STOCK

4.1.           Eligibility.   Subject to the Annual Aggregate Award Limit, Restricted Stock may be awarded to any Employee who the Administrator determines is a valued Employee or any Director or Consultant who the Administrator determines should receive such an Award.

4.2.           Award of Restricted Stock.

(a)      The Administrator may from time to time, in its absolute discretion:

(i)                 Determine which Employees are valued Employees and select from among the valued Employees, Directors or Consultants (including Employees, Directors or Consultants who have previously received other awards under the Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii)                Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with the Plan.

(b)      The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law.  In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c)      Upon the selection of a valued Employee, Director or Consultant to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as the Administrator deems appropriate.

4.3.           Rights as Shareholders.   Subject to Section 4.4, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said shares, subject to the restrictions in the Holder’s Award Agreement, including the right to receive dividends and other distributions paid or made with respect to the shares; provided, however, that in the reasonable discretion of the Administrator, uniformly applied to similar cases, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 4.4.

4.4.           Restriction.   All shares of Restricted Stock issued under the Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability, Company performance and individual performance; provided, however, that, except with respect to shares of Restricted Stock granted to Section 162(m) Participants, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement.  Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.  If no monetary consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Employment or, if applicable, upon Termination of Directorship with the Company.

4.5.           Repurchase of Restricted Stock.  The Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Holder the Restricted Stock then subject to restrictions under the Award Agreement (i.e. not vested) immediately upon a Termination of Employment or, if applicable, upon a Termination of Directorship between the Holder and the Company, at a cash price per share equal to the price paid by the Holder for such Restricted Stock.

4.6.           Legend.    In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

4.7.           Section 83(b) Election.   If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

ARTICLE V.

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED STOCK, STOCK PAYMENTS

5.1.           Eligibility.   Subject to the Annual Aggregate Award Limit, one or more Performance Awards, Dividend Equivalents, awards of Deferred Stock and/or Stock Payments may be granted to any Employee whom the Administrator determines is a valued Employee, any Director or any Consultant whom the Administrator determines should receive such an Award.

5.2.           Performance Awards.

(a)      Any Employee, Director or Consultant selected by the Administrator may be granted one or more Performance Awards.  The value of such Performance Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.  In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Employee, Director or Consultant.

(b)      Without limiting Section 5.2(a), the Administrator may grant Performance Awards to any 162(m) Participant in the form of a cash bonus payable upon the attainment of objective performance goals which are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator.  Any such bonuses paid to 162(m) Participants shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Section 3.2 and may take into account the federal, state and/or local income tax payable by any Holder upon receipt of any Award.  The maximum amount of any Performance Award payable to a 162(m) Participant under this Section 5.2(b) shall not exceed the Annual Aggregate Award Limit with respect to any fiscal year of the Company calendar year.  Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to a Performance Award payable to a 162(m) Participant shall be determined on the basis of GAAP.

5.3.           Dividend Equivalents.   Any Employee, Director or Consultant selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date a Restricted Stock Unit, Deferred Stock or Performance Award is granted, and the date such Restricted Stock Unit, Deferred Stock or Performance Award is settled, exercised, vests or expires, as determined by the Administrator.  Payments pursuant thereto shall be delivered to the Holder. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

5.4.           Stock Payments.   Any Employee, Director or Consultant selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator.  The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter and may include payments of a fixed number of shares to all Employees at the end of each calendar year or payments to Employees based upon their years of service to the Company.

5.5.           Deferred Stock.    Any Employee, Director or Consultant selected by the Administrator may be granted an award of Deferred Stock in the manner determined from time to time by the Administrator.  The number of shares of Deferred Stock shall be determined by the Administrator and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.  Common Stock underlying a Deferred Stock Award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Administrator.  Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company shareholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued.

5.6.           Term.   The term of a Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment shall be set by the Administrator in its discretion.

5.7.           Exercise or Purchase Price.    The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock or shares received as a Stock Payment; provided, however, that such price shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law.

5.8.           Exercise Upon Termination of Employment or Termination of Directorship.   A Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment is exercisable or payable only while the Holder is an Employee or Independent Director, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide that the Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment may be exercised or paid subsequent to a Termination of Employment or Termination of Directorship following a “change of control or ownership” (within the meaning of Section 1.162-27(e)(2)(v) or any successor regulation thereto or as may be defined otherwise by the Administrator) of the Company; provided, further, that except with respect to Performance Awards granted to Section 162(m) Participants, the Administrator,  in its sole and absolute discretion may provide that Performance Awards may be exercised or paid following a Termination of Employment or a Termination of Directorship without cause, or following a change of control or ownership of the Company (as may be defined by the Administrator), or because of the Holder’s Retirement, Early Retirement, death or disability, or otherwise; and provided, further, that the Administrator, in the case of Early Retirement, may defer settlement until the Holder is at least 65 years old or upon death or disability.

5.9.           Form of Payment.   Payment of the amount determined under Section 5.2 or 5.3 above shall be in cash, in Common Stock or a combination of both, as determined by the Administrator.  To the extent any payment under this Article V is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 5.10.

5.10.        Conditions to Issuance of Stock Certificates.   The Company shall not be required to issue or deliver any certificate or certificates for shares of stock prior to fulfillment of all of the following conditions:

(a)      if the Company then is publicly listed, the addition of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b)      if the Company then is publicly listed, the completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)      the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)      the lapse of such reasonable period of time following entitlement thereto as the Administrator may establish from time to time for reasons of administrative convenience; and

(e)      the receipt by the Company of full payment of the required consideration for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Holder to pay for such shares.

ARTICLE VI.

AWARD OF RESTRICTED STOCK UNITS; STOCK OPTIONS OR WARRANTS

6.1.           Eligibility.   Subject to the Annual Aggregate Award Limit;

(a)      Stock Options may be awarded to any Employee who the Administrator determines is a valued Employee or any Director who the Administrator determines should receive such an Award; provided, however, that no Consultant shall be awarded any Stock Options; and

(b)      Restricted Stock Units or Warrants may be awarded to any Employee who the Administrator determines is a valued Employee or any Director or Consultant who the Administrator determines should receive such an Award.

RESTRICTED STOCK UNITS

6.2.           Award of Restricted Stock Units.

The Administrator may from time to time, in its absolute discretion:

(a)      determine which Employees are valued Employees and select from among the valued Employees or Directors (including Employees or Directors who have previously received other awards under the Plan) such of them as in its opinion should be awarded Restricted Stock Units; and

(b)      determine the terms and conditions applicable to such Restricted Stock Units, consistent with the Plan.

6.3.           Restriction.   All Restricted Stock Units issued under the Plan shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning, vesting,  settlement upon vesting, voting rights and transferability, Company performance and individual performance; provided, however, that, except with respect to Restricted Stock Units granted to Section 162(m) Participants, by action taken after the Restricted Stock Units are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement.  Restricted Stock Units may not be sold or encumbered until all restrictions are terminated or expire.  If no monetary consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock Units shall lapse, and such Restricted Stock Units shall be surrendered to the Company without consideration, upon Termination of Employment or, if applicable, upon Termination of Directorship with the Company.

6.4.           Settlement of Restricted Stock Units.   To the extent, and in the manner, described in the applicable Award Agreement, Restricted Stock Units may be settled in cash (at the Fair Market Value of the underlying Common Stock) or by issuance of the underlying shares of Common Stock, such election to be made, at the time of settlement, in the sole discretion of the Administrator.

6.5.           No Rights as a Shareholder.    Until any settlement of a Restricted Stock Unit for a share of Common Stock pursuant to an Award Agreement, no Holder of a Restricted Stock Unit shall have any rights as a shareholder of the Company with respect thereto.

DIVIDEND EQUIVALENTS

6.6.           Dividend Equivalents.   To the extent expressly provided in the applicable Award Agreement, an award of Restricted Stock Units may include Dividend Equivalents, which shall be upon terms and conditions, and may be subject to restrictions, all as determined by the Administrator in its sole discretion, as set forth in the applicable Award Agreement.

STOCK OPTIONS

6.7           Form.   Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.8           Term.  No Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

6.9           Exercise Price of a Stock Option.  The exercise price of each Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, a Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.10         Consideration.  The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) on a cashless basis in accordance with the provisions of this subsection 6.10, or (iii) by delivery to the Company of other Common Stock, or (iv) in any other form of legal consideration that may be acceptable to the Board (which includes a cashless exercise election).  Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).  At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the market rate of interest necessary to avoid a charge to earnings for financial accounting purposes.

In the case of a cashless exercise, where expressly permitted by the terms of the Option, the following formula will be used:

If elected by the Holder, the Holder shall be entitled to receive a certificate for the number of Option Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the closing stock price (trade) on the Trading Day immediately preceding the date of such election;

(B) = the Exercise Price of the Option, as adjusted; and

(X) = the number of Option Shares issuable upon exercise of the Option in accordance with the terms of the Option by means of a cash exercise rather than a cashless exercise.

Notwithstanding anything herein to the contrary, on the Termination Date, unexercised vested Options shall be automatically exercised via cashless exercise pursuant to this subsection 6.4.

6.11         Vesting.  The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.  The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options may vary.  The provisions of this subsection 6.11 are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

6.12           Termination of Employment.  In the event of a Termination of Employment, the Option holder (or the Option holder’s heirs, executor or successors) may exercise his or her Option (to the extent that the Option holder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date six (6) months following the Termination of Employment (or such longer period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option agreement.  If, after termination, the Option holder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

6.13           Extension of Termination Date.  An Option holder’s Option Agreement may also provide that if the exercise of the Option following the Option holder’s Termination of Employment would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6.8, or (ii) the expiration of a period of six (6) months after the Option holder’s Termination of Employment during which the exercise of the Option would not be in violation of such registration requirements.

6.14           Early Exercise.  The Option may, but need not, include a provision whereby the Option holder may elect at any time before the Option holder’s Termination of Employment to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option.

WARRANTS

6.15           Form.  Each Warrant shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The provisions of separate Warrants need not be identical, but each Warrant shall include (through incorporation of provisions hereof by reference in the Warrant or otherwise) the substance of each of the following provisions:

6.16           Term.  No Warrant shall be exercisable after the expiration of ten (10) years from the date it was granted.

6.17           Exercise Price of a Warrant.  The exercise price of each Warrant shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Warrant on the date the Warrant is granted.  Notwithstanding the foregoing, a Warrant may be granted with an exercise price lower than that set forth in the preceding sentence if such Warrant is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.18           Consideration.  The purchase price of Common Stock acquired pursuant to a Warrant shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Warrant is exercised or (ii) at the discretion of the Board at the time of the grant of the Warrant, (iii) on a cashless basis in accordance with the provisions of this subsection 6.18, (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the holder or (3) in any other form of legal consideration that may be acceptable to the Board (which includes a cashless exercise election).  Unless otherwise specifically provided in the Warrant, the purchase price of Common Stock acquired pursuant to a Warrant that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).  At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the market rate of interest necessary to avoid a charge to earnings for financial accounting purposes.

In the case of a cashless exercise, where expressly permitted by the terms of the Warrant, the following formula will be used:

If elected by the Holder, the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the closing stock price (trade) on the Trading Day immediately preceding the date of such election;

(B) = the Exercise Price of this Warrant, as adjusted; and

(X) =  the number of Warrant Shares issuable upon exercise of the Warrant in accordance with the terms of the Warrant by means of a cash exercise rather than a cashless exercise.

Notwithstanding anything herein to the contrary, on the Termination Date, unexercised vested Options shall be automatically exercised via cashless exercise pursuant to this subsection 6.18.

6.19           Vesting.  The total number of shares of Common Stock subject to a Warrant may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.  The Warrant may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Warrants may vary.  The provisions of this subsection 6.19 are subject to any Warrant provisions governing the minimum number of shares of Common Stock as to which a Warrant may be exercised.

6.20           Termination of Employment.  In the event a Warrant holder’s Termination of Employment, the Warrant holder (or the Warrant holder’s heirs, executor or successors) may exercise his or her Warrant (to the extent that the Warrant holder was entitled to exercise such Warrant as of the date of termination) but only within such period of time ending on the earlier of (i) the date six (6) months following the Warrant holder’s Termination of Employment (or such longer period specified in the Warrant Agreement), or (ii) the expiration of the term of the Warrant as set forth in the Warrant Agreement.  If, after termination, the Warrant holder does not exercise his or her Warrant within the time specified in the Warrant Agreement, the Warrant shall terminate.

6.21           Extension of Termination Date.  A Warrant holder’s Warrant may also provide that if the exercise of the Warrant following the Warrant holder’s Termination of Employment would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Warrant shall terminate on the earlier of (i) the expiration of the term of the Warrant set forth in subsection 6.16 hereof or (ii) the expiration of a period of six (6) months after the Warrant holder’s Termination of Employment during which the exercise of the Warrant would not be in violation of such registration requirements.

6.22           Early Exercise.  The Warrant may, but need not, include a provision whereby the Warrant holder may elect at any time before the Warrant holder’s Termination of Employment to exercise the Warrant as to any part or all of the shares of Common Stock subject to the Warrant prior to the full vesting of the Warrant.

ARTICLE VII.

ADMINISTRATION

7.1.           Duties and Powers of Administrator.  It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions.  The Administrator shall have the power to interpret the Plan and the Award Agreements, to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, and to interpret, amend or revoke any such rules.  The Administrator shall also have the power to amend any Award Agreement, provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely.  Grants or Awards under the Plan need not be the same with respect to each Holder.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan, except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Compensation Committee.  Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Independent Directors.

7.2.           Majority Rule; Unanimous Written Consent.  The Administrator shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Administrator.

7.3.           Compensation; Professional Assistance; Good Faith Actions.  Members of the Administrator shall receive such compensation, if any, for their services as members as may be determined by the Board.  All expenses and liabilities which members of the Administrator incur in connection with the administration of the Plan shall be borne by the Company.  The Administrator may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons.  The Administrator, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons.  All actions taken and all interpretations and determinations made by the Administrator or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons.  No members of the Administrator or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Administrator and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1.           Not Transferable.

(a)      No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have terminated, expired or lapsed.  No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b)      During the lifetime of the Holder, only the Holder may exercise rights under an Award (or any portion thereof) granted to the Holder under the Plan, unless it has been disposed of with the consent of the Administrator pursuant to a DRO.  After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

8.2.           Amendment, Suspension or Termination of the Plan.   Except as otherwise provided in this Section 8.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator.  However, without approval of the Company’s shareholders before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 8.3, increase the limits imposed in Section 1.4 as the Annual Aggregate Award Limit or in Section 2.1 on the maximum number of shares which may be issued under the Plan and no action of the Administrator may be taken that would otherwise require approval by the Company’s shareholders as a matter of applicable law, regulation or rule.  No amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension, after termination of the Plan or following the expiration of ten years from the date the Plan is last approved by the Company’s shareholders under Section 8.4.

Notwithstanding the foregoing, the Administrator at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

8.3.           Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)      Subject to Sections 8.3(d) and (f), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i)                 the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Annual Aggregate Award Limit);

(ii)                the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and

(iii)               the grant or exercise price or other characteristics of any Award.

(b)      Subject to Section 8.3(d), in the event of any transaction or event described in Section 8.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)                 to provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise or settlement of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii)                 to provide that the Award cannot vest, be exercised or settled or become payable after such event;

(iii)               to provide that such Award shall be fully vested as to all shares covered thereby, notwithstanding anything to the contrary in the provisions of such Award;

(iv)               to provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v)                to make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding rights and awards and rights and awards which may be granted in the future; and

(vi)               to provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock or Deferred Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 4.5 or forfeiture under Section 4.4 after such event.

(c)      Subject to Sections 3.2, 3.3 and 8.3(d), the Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company.

(d)      With respect to Awards which are granted to Section 162(m) Participants and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 8.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C), or any successor provisions thereto.  Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.  The number of shares of Common Stock subject to any Award, if not a whole number, shall always be rounded to the next highest whole number.

(e)      The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(f)      The Administrator shall exercise its discretion under this Section 8.3 reasonably and uniformly with respect to similar cases.

8.4.           Approval of Plan by Shareholders.  The Plan will be submitted for the approval of the Company’s shareholders after the date of the Board’s initial adoption of the Plan.  In addition, if the Board determines that Awards which may be granted to Section 162(m) Participants should continue to be eligible to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company’s shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the Company’s shareholders previously approved the Performance Criteria.

8.5.           Tax Withholding.  The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award.  The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld.  Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise, settlement or payment of any Award (or which may be repurchased from the Holder of such Award within six months after such shares of Common Stock were acquired by the Holder from the Company) in order to satisfy the Holder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.

8.6.           Forfeiture Provisions.   Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall, to the extent permitted by applicable law, have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Employment or Termination of Directorship occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder incurs a Termination of Employment or Termination of Directorship for cause.

8.7.           Effect of Plan Upon Options and Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary.  Nothing in the Plan shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

8.8.           Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.  To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

8.9.           Titles.   Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

8.10.         Governing Law.   The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.
*           *           *
I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of American Rare Earths and Materials, Corp. on November 2, 2011.

s/s Nataliya Hearn
Name: Nataliya Hearn, Ph.D.
Title: Chief Executive Officer